Exhibit 99.1

Synalloy Ends Discussions with The Eastern Company

Spartanburg, SC, February 19, 2015 (GLOBE NEWSWIRE) - Synalloy Corporation (NASDAQ Global Market: SYNL), a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, and specialty chemicals, and the master distribution of seamless carbon pipe and tube, announced that it has ended discussions with The Eastern Company regarding a possible combination of the two companies. Craig Bram, Synalloy’s President and CEO commented, “There is a substantial difference in the valuation being assigned by the two parties to Eastern. Synalloy has no interest in pursuing a hostile transaction and will refocus its attention on other corporate development opportunities.”

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” or “continue,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding Synalloy’s expectations, goals or intentions regarding the future, among other things. These forward-looking statements are subject to business and economic risk and reflect the current expectations of Synalloy, and involve subjects that are inherently uncertain and difficult to predict. Actual results could differ materially from these forward-looking statements because of factors such as: the possibility that Synalloy’s non-binding indication of interest, if considered by Eastern’s Board, will be rejected by Eastern’s Board; the possibility that Eastern and Synalloy will never reach agreement on the terms of a business combination transaction; the possibility that, even if Synalloy does enter into a transaction with Eastern, the transaction will not close or that the closing may be delayed; the effect of the announcement of the non-binding indication of interest on Synalloy’s lenders, strategic relationships, operating results and business generally; the effects of competition, litigation and financial community perceptions; changes in laws and regulations; economic, credit and capital market conditions; and other factors described in Synalloy’s filings made with the Securities and Exchange Commission (the “SEC”) and in Synalloy’s other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to Synalloy as of the date hereof, and Synalloy assumes no obligation to update any forward-looking statement.

This communication is not an offer to purchase or a solicitation of an offer to sell any securities. Any solicitation or offer will only be made through materials filed with the SEC. No assurance can be made as to any transaction between Synalloy and Eastern. Were any such transaction to occur, Synalloy and Eastern stockholders and other interested parties would be urged to read these materials when they become available because they would contain important information, and would be able to obtain such documents (when available) free of charge at the SEC’s web site, www.sec.gov. Synalloy and Eastern stockholders and other interested parties would also be able to obtain these documents that are filed by the registrant (when available) for free from the registrant at www.synalloy.com or at 775 Spartan Boulevard, Suite 102, Spartanburg, South Carolina 29301.

CONTACT: Rick Sieradzki 864-596-1558